As filed with the Securities and Exchange Commission on August 7, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VENTAS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	61-1055020 (I.R.S. Employer Identification Number)

353 N. Clark Street, Suite 3300

Chicago, Illinois 60654

(877) 483-6827

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ventas, Inc. 2012 Incentive Plan

(Full title of the plan)

T. Richard Riney, Esq.
General Counsel
Ventas, Inc.
10350 Ormsby Park Place, Suite 300
Louisville, Kentucky 40223
(502) 357-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.25 per share	11,311,176	$66.065	$747,272,842	$85,637.47

(1)         Includes (a) 7,500,000 shares of common stock, par value $0.25 per share (“Common Stock”), that are reserved for issuance under the Ventas, Inc. 2012 Incentive Plan (the “Plan”), plus (b) 1,337,976 shares of Common Stock available for grant under the Ventas, Inc. 2006 Incentive Plan and the Ventas, Inc. 2006 Stock Plan for Directors (together, the “Existing Plans”), which, if available for grant as of December 31, 2012, will be reserved for issuance under the Plan, plus (c) 1,847,825 shares of Common Stock subject to stock options granted under the Existing Plans, which, if such stock options expire or are cancelled or terminated after December 31, 2012 without being exercised, will be reserved for issuance under the Plan, plus (d) 625,375 restricted shares of Common Stock granted, outstanding and unvested under the Existing Plans, which, if forfeited, terminated, cancelled or otherwise reacquired by the Company after December 31, 2012 without having become vested, will be reserved for issuance under the Plan.  In each case, shares reserved for issuance include, without limitation, shares to be issued pursuant to the exercise of options or upon redemption or conversion of operating partnership units.

(2)         This Registration Statement also covers an indeterminable number of additional shares of Common Stock as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)         Estimated solely for calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on August 7, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the applicable prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents By Reference.

The following documents, filed with the Securities and Exchange Commission (the “Commission”) by Ventas, Inc. (the “Company”), are incorporated by reference:

•                  The Company’s Annual Report on Form 10-K for the year ended December 31, 2011;

•                  The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012;

•                  The Company’s Current Reports on Form 8-K filed with the Commission on January 6, 2012, February 6, 2012, February 14, 2012, February 17, 2012 (however, we do not incorporate by reference any information under Item 2.02, Results of Operations and Financial Condition), March 30, 2012, April 2, 2012 (two reports), April 16, 2012, April 18, 2012, May 23, 2012, June 5, 2012, and August 2, 2012;

•                  The Proxy Statement for the Company’s 2012 Annual Meeting of Stockholders, filed on Schedule 14A with the Commission on April 2, 2012; and

•                  The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-10989), filed with the Commission on January 23, 1992, as amended.

In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of the filing of such documents with the Commission (such documents, together with the documents listed above, the “Incorporated Documents”). Nothing in this Registration Statement shall be deemed to incorporate by reference any information furnished under Item 2.02 or Item 7.01 of Form 8-K.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed Incorporated Document) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers the Company to, and Article VII of the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), provides that it will, indemnify any person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), because he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him or her in connection with such Proceeding.  The Company may provide by action of its Board of Directors through agreement, resolution or by a provision in its Fourth Amended and Restated By-Laws, as amended

(“By-Laws”), indemnification of its employees and agents with substantially the same scope and effect as the indemnification provided in Article VII of the Certificate.

Expenses incurred by such a person in his or her capacity as one of the Company’s directors or officers (and not in any other capacity in which service was or is rendered by such person while a director or officer) in defending a Proceeding may be paid by the Company in advance of the final disposition of such Proceeding as authorized by the Board of Directors in a specific case upon receipt of an undertaking by or on behalf of that person to repay such amounts, unless it is ultimately determined that such person is entitled to be indemnified by the Company as authorized by the DGCL.  Expenses incurred by a person in any capacity other than as one of the Company’s officers or directors may be paid in advance of the final disposition of a Proceeding on such terms and conditions, if any, as the Board of Directors of the Company deems appropriate.

Pursuant to Section 102(b)(7) of the DGCL, the Certificate eliminates certain liability of the Company’s directors for breach of their fiduciary duty of care.  Article VI of the Certificate provides that neither the Company nor its stockholders may recover monetary damages from the Company’s directors for breach of the duty of care in the performance of their duties as such.  Article VI does not, however, eliminate the liability of the Company’s directors (i) for a breach of the director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful distributions), or (iv) for any improper personal benefit.

The indemnification provided for by Article VII of the Certificate is a contract right and continues as to persons who cease to be directors, officers, employees or agents and inures to the benefit of their heirs, executors and administrators.  No amendment to the Certificate or repeal of any provision thereof may increase the liability of any of its directors or officers for acts or omissions of such persons occurring prior to such amendment or repeal.

The right to indemnification conferred by Article VII of the Certificate is not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in his or her official capacity and in any other capacity while holding such office.

The Company may purchase and maintain insurance on behalf of any person who is or was one of its directors, officers, employees or agents, or is or was serving at its request as a director, trustee, officer, partner, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such, whether or not the Company would have the power or be obligated to indemnify him or her against such liability under the provisions of Article VII of the Certificate or the DGCL.

The Company currently has in effect directors’ and officers’ liability insurance policies, which cover any negligent act, error or omission of a director or officer, subject to certain exclusions and limitations.

Item 7.  Exemptions from Registration Claimed.

Not applicable.

Item 8.  Exhibits

Exhibit No.	Description

3.1

Amended and Restated Certificate of Incorporation of Ventas, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to Ventas, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011).

3.2	Fourth Amended and Restated Bylaws of Ventas, Inc., as amended (incorporated herein by reference to Exhibit 3.2 to Ventas, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011).

4.1	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to Ventas, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1998).

4.2

Ventas, Inc. Distribution Reinvestment and Stock Purchase Plan (incorporated herein by reference to Ventas, Inc.’s Registration Statement on Form S-3, filed on November 25, 2011, Registration No. 333-178185).

5	Opinion of Willkie Farr & Gallagher LLP.

10.1	Ventas, Inc. 2012 Incentive Plan (incorporated herein by reference to Exhibit 10.1 to Ventas, Inc.’s Current Report on Form 8-K filed on May 23, 2012).

10.2	Form of Stock Option Agreement (Employees) under the Ventas, Inc. 2012 Incentive Plan.

10.3	Form of Restricted Stock Agreement (Employees) under the Ventas, Inc. 2012 Incentive Plan.

10.4	Form of Stock Option Agreement (Directors) under the Ventas, Inc. 2012 Incentive Plan.

10.5	Form of Restricted Stock Agreement (Directors) under the Ventas, Inc. 2012 Incentive Plan.

10.6	Form of Restricted Stock Unit Agreement (Directors) under the Ventas, Inc. 2012 Incentive Plan.

23.1	Consent of Willkie Farr & Gallagher LLP (included in their opinion filed as Exhibit 5).

23.2	Consent of Ernst & Young LLP.

24	Powers of Attorney (included on the signature pages hereto).

Item 9.  Undertakings

(a)         The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement, if any, shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 of this Registration Statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 7th day of August, 2012.

VENTAS, INC.
By:	/s/ DEBRA A. CAFARO
Name: Debra A. Cafaro Title: Chairman and Chief Executive Officer

The undersigned officers and directors of Ventas, Inc. hereby severally constitute and appoint Debra A. Cafaro and T. Richard Riney, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 7th day of August, 2012.

Signature	Title

/s/ DEBRA A. CAFARO	Chairman and Chief Executive Officer
Debra A. Cafaro	(Principal Executive Officer)

/s/ RICHARD A. SCHWEINHART	Executive Vice President and Chief Financial Officer
Richard A. Schweinhart	(Principal Financial Officer)

/s/ ROBERT J. BREHL	Chief Accounting Officer and Controller
Robert J. Brehl	(Principal Accounting Officer)

/s/ DOUGLAS CROCKER II	Director
Douglas Crocker II

/s/ RONALD G. GEARY	Director
Ronald G. Geary

/s/ JAY M. GELLERT	Director
Jay M. Gellert

/s/ RICHARD I. GILCHRIST	Director
Richard I. Gilchrist

/s/ MATTHEW J. LUSTIG	Director
Matthew J. Lustig

/s/ DOUGLAS M. PASQUALE	Director
Douglas M. Pasquale

/s/ ROBERT D. REED	Director
Robert D. Reed

/s/ SHELI Z. ROSENBERG	Director
Sheli Z. Rosenberg

/s/ GLENN J. RUFRANO	Director
Glenn J. Rufrano

/s/ JAMES D. SHELTON	Director
James D. Shelton

Exhibit Index

Exhibit No.	Description
3.1

Amended and Restated Certificate of Incorporation of Ventas, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to Ventas, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011).

3.2	Fourth Amended and Restated Bylaws of Ventas, Inc., as amended (incorporated herein by reference to Exhibit 3.2 to Ventas, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011).

4.1	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to Ventas, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1998).

4.2

Ventas, Inc. Distribution Reinvestment and Stock Purchase Plan (incorporated herein by reference to Ventas, Inc.’s Registration Statement on Form S-3, filed on November 25, 2011, Registration No. 333-178185).

5	Opinion of Willkie Farr & Gallagher LLP.

10.1	Ventas, Inc. 2012 Incentive Plan (incorporated herein by reference to Exhibit 10.1 to Ventas, Inc.’s Current Report on Form 8-K filed on May 23, 2012).

10.2	Form of Stock Option Agreement (Employees) under the Ventas, Inc. 2012 Incentive Plan.

10.3	Form of Restricted Stock Agreement (Employees) under the Ventas, Inc. 2012 Incentive Plan.

10.4	Form of Stock Option Agreement (Directors) under the Ventas, Inc. 2012 Incentive Plan.

10.5	Form of Restricted Stock Agreement (Directors) under the Ventas, Inc. 2012 Incentive Plan.

10.6	Form of Restricted Stock Unit Agreement (Directors) under the Ventas, Inc. 2012 Incentive Plan.

23.1	Consent of Willkie Farr & Gallagher LLP (included in their opinion filed as Exhibit 5).

23.2	Consent of Ernst & Young LLP.

24	Powers of Attorney (included on the signature pages hereto).